JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital Advisors, L.L.C.

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner

Designated Filer:	Advantage Capital Partners V Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by the Report:	November 28, 2003

ADVANTAGE CAPITAL ADVISORS, L.L.C.

Signature of Joint Filer:	/s/ Crichton W. Brown
Crichton W. Brown as attorney-in-fact for Steven T. Stull, President